Exhibit 99.1

FG GROUP HOLDINGS INC.

STOCKHOLDER WRITTEN CONSENT

1.	The undersigned is a stockholder of record as of January 3, 2024, of the number of shares of common stock, par value $0.01 per share (the “FGH Common Stock”), of FG Group Holdings Inc., a Nevada corporation (the “Company”), specified below and is executing this Stockholder Written Consent in accordance with Section 78.320 and Section 92A.120 of the Nevada Revised Statutes (the “NRS”) and Article I Section 9 of the Bylaws of the Company.

2.	The board of directors of the Company (the “Board”) has adopted, approved, recommended and submitted for the approval of the stockholders of the Company a proposal that the Company merge with and into FG Group LLC, a Nevada limited liability company (“Merger Sub”), in accordance with that certain Plan of Merger, dated as of January 3, 2024(the “Plan of Merger”), by and among the Company, Merger Sub and FG Financial Group, Inc., a Nevada corporation (the “Parent”), with the Merger Sub surviving the merger as a wholly owned subsidiary of the Parent on the terms and subject to the conditions set forth in the Plan (the “Merger”).

3.	After due and deliberate consideration, the undersigned stockholder has determined that the form, terms, and provisions of the Plan of Merger are advisable and in the best interest of the Company and its stockholders and it is in the best interests of the Company and its stockholders that the Company consummate the Merger and the transactions contemplated by the Plan of Merger. The undersigned stockholder hereby adopts and approves in all respects the Plan of Merger and the consummation of the transactions contemplated thereby, including, without limitation, the Merger.

4.	The undersigned stockholder consents that this Stockholder Written Consent may be filed with the minutes of the Company and that the actions set forth in the foregoing shall have the same force and effect as if taken at a meeting of the stockholders of the Company.

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IN WITNESS WHEREOF, the undersigned stockholder of the Company has duly executed and delivered this Stockholder Written Consent as of the date set forth below.

Date:

(Please Type or Print Name)	(Please Type or Print Name)

(Signature)[1]	(Signature)[1]

Number of shares of FGH Common Stock owned by stockholder:_________________

ONCE COMPLETED, DATED, AND SIGNED, PLEASE PROMPTLY RETURN THIS STOCKHOLDER WRITTEN CONSENT TO THE COMPANY:

●	By email to IR@FG.Group or fgh@allianceadvisorsllc.com up until 11:59 p.m. Eastern Standard Time on [______], 2024; or

●	By mail to FG Group Holdings Inc., 5960 Fairview Road, Suite 275, Charlotte, NC 28210, Attention: Corporate Secretary, postmarked no later than [______], 2024.

1 Please sign exactly as the name or names appear(s) on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the consent form. A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.